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             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

                                November 11, 1997


Network Appliance, Inc.
2770 San Tomas Expressway
Santa Clara, CA  95051


               Re: Network Appliance, Inc. Registration Statement for Offering of 2,000,000 shares of Common Stock

Ladies and Gentlemen:

        We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 1,600,00 shares of the common stock ("Common Stock") of the company issuable under the 1995 Stock Incentive Plan, as amended and restated on July 17, 1997 (the "Incentive Plan") and (ii) 400,000 shares of the common stock of Network Appliance, Inc. (the "Company") issuable under the Special Non-Officer Stock Option Plan (the "Special Plan"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Incentive Plan and the Special Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ BROBECK, PHLEGER & HARRISON LLP

                                    BROBECK, PHLEGER & HARRISON LLP